Exhibit 2.1

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

GS ACQUISITION HOLDINGS CORP,

CREW MERGER SUB I LLC,

CREW MERGER SUB II LLC,

VERTIV HOLDINGS, LLC

and

VPE HOLDINGS, LLC

dated as of December 10, 2019

TABLE OF CONTENTS

Article I

THE CLOSING TRANSACTIONS

1.1	Closing	A-2

1.2	Parent Financing Certificate	A-3

1.3	Closing Documents	A-3

1.4	Closing Transactions	A-4

Article II

THE MERGERS

2.1	Effective Times	A-4

2.2	The Mergers	A-5

2.3	Effect of the Mergers	A-5

2.4	Governing Documents	A-5

2.5	Managers and Officers of the First Surviving LLC and the Second Surviving LLC	A-5

2.6	Merger Consideration	A-6

2.7	Effect of the First Merger on Membership Interests of the Company	A-6

2.8	Effect of the Second Merger on Membership Interests of First Surviving LLC	A-7

2.9	Adjustment Escrow Deposit	A-7

2.10	Closing Calculations	A-7

2.11	Adjustment	A-8

2.12	Tax Treatment of the Mergers	A-10

2.13	Withholding Taxes	A-10

2.14	Taking of Necessary Action; Further Action	A-11

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1	Organization and Qualification	A-11

3.2	Authority Relative to this Agreement	A-11

3.3	Ownership	A-11

3.4	Investment	A-12

3.5	Disclaimer of Other Warranties	A-12

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Organization and Qualification	A-13

4.2	Company Subsidiaries	A-13

4.3	Capitalization of the Company	A-14

4.4	Authority Relative to this Agreement	A-15

4.5	No Conflict; Required Filings and Consents	A-15

4.6	Compliance; Approvals	A-16

4.7	Government Contracts	A-16

4.8	Financial Statements	A-17

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4.9	No Undisclosed Liabilities	A-17

4.10	Holding Company	A-17

4.11	Absence of Certain Changes or Events	A-17

4.12	Litigation	A-18

4.13	Employee Benefit Plans	A-18

4.14	Labor Matters	A-20

4.15	Real Property; Tangible Property	A-21

4.16	Taxes	A-22

4.17	Environmental Matters	A-24

4.18	Brokers; Third Party Expenses	A-25

4.19	Intellectual Property	A-25

4.20	Privacy	A-27

4.21	Agreements, Contracts and Commitments	A-28

4.22	Insurance	A-29

4.23	Interested Party Transactions	A-29

4.24	Information Supplied	A-30

4.25	Indebtedness	A-30

4.26	Anti-Bribery; Anti-Corruption	A-30

4.27	International Trade; Sanctions	A-31

4.28	Customers and Suppliers	A-31

4.29	Product Liabilities and Recalls	A-31

4.30	Disclaimer of Other Warranties	A-32

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

5.1	Organization and Qualification	A-33

5.2	Parent Subsidiaries	A-33

5.3	Capitalization	A-33

5.4	Authority Relative to this Agreement	A-35

5.5	No Conflict; Required Filings and Consents	A-35

5.6	Compliance; Approvals	A-36

5.7	Parent SEC Reports and Financial Statements	A-36

5.8	Absence of Certain Changes or Events	A-37

5.9	Litigation	A-37

5.10	Business Activities	A-37

5.11	Parent Material Contracts	A-37

5.12	Parent Listing	A-37

5.13	PIPE Investment Amount	A-38

5.14	Trust Account	A-38

5.15	Taxes	A-39

5.16	Information Supplied	A-40

5.17	Employees; Benefit Plans	A-40

5.18	Board Approval; Stockholder Vote	A-40

5.19	Title to Assets	A-40

5.20	Affiliate Transactions	A-40

5.21	Brokers	A-40

5.22	Disclaimer of Other Warranties	A-40

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Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1	Conduct of Business by the Company and the Company Subsidiaries	A-41

6.2	Conduct of Business by Parent, First Merger Sub and Second Merger Sub	A-44

Article VII

ADDITIONAL AGREEMENTS

7.1	Proxy Statement; Special Meeting	A-46

7.2	Certain Regulatory Matters	A-48

7.3	Other Filings; Press Release	A-48

7.4	Confidentiality; Communications Plan; Access to Information	A-49

7.5	Reasonable Best Efforts	A-50

7.6	No Parent Securities Transactions	A-50

7.7	No Claim Against Trust Account	A-50

7.8	Disclosure of Certain Matters	A-50

7.9	Securities Listing	A-51

7.10	No Solicitation	A-51

7.11	Trust Account	A-51

7.12	Directors’ and Officers’ Liability Insurance	A-52

7.13	280G Approval	A-53

7.14	Tax Matters	A-53

7.15	Subscription Agreements	A-54

7.16	Section 16 Matters	A-54

7.17	Qualification as an Emerging Growth Company	A-54

7.18	Board of Directors	A-55

7.19	R&W Insurance Policy	A-55

7.20	Deleveraging Amount	A-55

7.21	Incentive Equity Awards	A-55

7.22	Release	A-55

7.23	Treatment of VGC Notes	A-56

7.24	Existing Credit Agreement Consents	A-57

7.25	Payment of Management Transaction Bonuses	A-57

Article VIII

CONDITIONS TO THE TRANSACTION

8.1	Conditions to Obligations of Each Party’s Obligations	A-57

8.2	Additional Conditions to Obligations of the Seller and the Company	A-58

8.3	Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub	A-59

Article IX

TERMINATION

9.1	Termination	A-60

9.2	Notice of Termination; Effect of Termination	A-61

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Article X

NO SURVIVAL

10.1	No Survival	A-61

Article XI

GENERAL PROVISIONS

11.1	Notices	A-62

11.2	Interpretation	A-63

11.3	Counterparts; Electronic Delivery	A-63

11.4	Entire Agreement; Third Party Beneficiaries	A-63

11.5	Severability	A-63

11.6	Other Remedies; Specific Performance	A-63

11.7	Governing Law	A-64

11.8	Consent to Jurisdiction; Waiver of Jury Trial	A-64

11.9	Rules of Construction	A-65

11.10	Expenses	A-65

11.11	Assignment	A-65

11.12	Amendment	A-65

11.13	Extension; Waiver	A-65

11.14	No Recourse	A-65

11.15	Legal Representation	A-66

11.16	Disclosure Letters and Exhibits	A-66

EXHIBITS

Exhibit A	Form of Parent A&R Charter

Exhibit B	Form of Parent A&R Bylaws

Exhibit C	Form of A&R Registration Rights Agreement

Exhibit D	Form of Stockholders Agreement

Exhibit E	Form of Tax Receivable Agreement

Exhibit F	Form of Participation Plan Release

Exhibit G	Form of Incentive Equity Plan

Exhibit H	Form of Escrow Agreement

SCHEDULES

Schedule A	Defined Terms

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 10, 2019, by and among GS Acquisition Holdings Corp, a Delaware corporation (“Parent”), Crew Merger Sub I LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“First Merger Sub”), Crew Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Second Merger Sub”), Vertiv Holdings, LLC, a Delaware limited liability company (the “Company”), and VPE Holdings, LLC, a Delaware limited liability company (the “Seller”). Each of Parent, First Merger Sub, Second Merger Sub, the Company and the Seller shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”) and other applicable Legal Requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving entity of the First Merger (the Company, in its capacity as the surviving entity of the First Merger, is sometimes referred to as the “First Surviving LLC”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving LLC will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Second Surviving LLC”);

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of managers of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Seller, as the sole member of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DLLCA; (b) approved this Agreement and the Transactions, including the Mergers, in accordance with the DLLCA on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Seller, as the sole member of the Company;

WHEREAS, the Seller, as the sole member of the Company, has approved and adopted this Agreement, the First Merger and the other Transactions in accordance with Section 18-209 of the DLLCA (the “Company Member Approval”);

WHEREAS, the board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DLLCA; (b) approved this Agreement and the Transactions, including the Mergers, in accordance with the DLLCA on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”);

WHEREAS, prior to the Closing, Parent shall: (a) subject to obtaining the approval of the Parent Stockholder Matters, adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) in the form attached hereto as Exhibit A; and (b) adopt the Amended and Restated Bylaws of Parent (the “Parent A&R Bylaws”) in the form attached hereto as Exhibit B, in each case, to be effective as of the Closing;

WHEREAS, on or about the date hereof, Parent has entered into subscription agreements with certain investors for such investors to purchase shares of Parent Class A Stock (as defined herein) (the “PIPE Investment”), such purchases to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, in connection with the consummation of the First Merger, (i) Parent, the Seller, the sole member of GS Sponsor and certain other persons named therein will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit C and (ii) Parent, the Seller and GS Sponsor will enter into a Stockholders Agreement (the “Stockholders Agreement”) in the form attached hereto as Exhibit D;

WHEREAS, in connection with the consummation of the First Merger, Parent and the Seller will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) in the form attached hereto as Exhibit E;

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, prior to the execution and delivery of this Agreement, Vertiv Holding Corporation, a Delaware corporation and the direct subsidiary of the Company, will enter into a Participation Plan Release in the form attached hereto as Exhibit F (the “Participation Plan Release”) with certain individuals employed by a Group Company as of the Closing Date and who are party to grant agreements under the Vertiv Holding Corporation 2017 Transaction Exit Bonus Plan (the “Participation Plan”), pursuant to which each such individual releases Vertiv Holding Corporation (and its successors) from all claims with respect to amounts due under the Participation Plan in exchange for a right to receive a lump sum cash payment following the Closing in an amount set forth in the Participation Plan Release;

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, certain members of management of the Company have agreed to invest a portion of the cash proceeds that they will receive pursuant to such individual’s Participation Plan Release immediately following the Closing; and

WHEREAS, prior to the Closing, Parent intends to approve and adopt a new stock incentive plan in substantially the form attached hereto as Exhibit G pursuant to which Parent Class A Common Stock will be issuable.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

1.1 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the Parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that, if the Closing has not occurred on or prior to February 14, 2020, then subject to the satisfaction or waiver of the Conditions set forth in Article VIII at such time (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) the Closing shall occur no earlier than the date that is the third Business Day following delivery of the Required Financial Information. Notwithstanding the foregoing, the Closing may occur at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email pdf files.

1.2 Parent Financing Certificate. Not more than four (4) Business Days prior to the Closing, Parent shall deliver to the Seller written notice (the “Parent Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions; (b) the estimated amount of Parent Cash and Parent Transaction Costs as of the Closing; and (c) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions and the issuance of shares of Parent Class A Stock pursuant to the Subscription Agreements and the terms of this Agreement.

1.3 Closing Documents

(a) At the Closing, Parent, First Merger Sub or Second Merger Sub shall, as applicable, deliver to the Seller:

(i) a certified copy of the Parent A&R Charter issued by the Secretary of State of the State of Delaware;

(ii) a certificate, dated as of the Closing Date, signed by the Secretary of Parent certifying that the bylaws of the Parent attached thereto is a true and correct copy of the Parent A&R Bylaws in effect at the Closing;

(iii) a copy of the A&R Registration Rights Agreement, duly executed by Parent, GS Sponsor and the Seller;

(iv) a copy of the Second Certificate of Merger, duly executed by the Second Merger Sub;

(v) copies of resolutions and actions taken by Parent’s, First Merger Sub’s and Second Merger Sub’s board of directors, board of managers, stockholders and members, as applicable, in connection with the approval of this Agreement and the Transactions;

(vi) a copy of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(vii) a copy of the Stockholders Agreement, duly executed by Parent, GS Sponsor and the Seller;

(viii) a copy of the Tax Receivable Agreement, duly executed by Parent; and

(ix) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2; and (B) such other documents or certificates as shall reasonably be required by the Seller and its counsel in order to consummate the Transactions.

(b) At the Closing, the Seller or the Company, as applicable, shall deliver to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Seller;

(iii) a copy of the Escrow Agreement, duly executed by the Seller;

(iv) a copy of the Tax Receivable Agreement, duly executed by the Seller;

(v) a copy of the Stockholders Agreement, duly executed by the Seller;

(vi) copies of resolutions and actions taken by the Company’s board of managers and the Seller, as the sole member of the Company, in connection with the approval of this Agreement and the Transactions; and

(vii) (A) all other documents, instruments or certificates required to be delivered by the Seller or the Company at or prior to the Closing pursuant to Section 8.3; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

1.4 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments required to be made by Parent in connection with the Parent Stockholder Redemption (the “Parent Stockholder Redemption Payments”);

(b) Parent shall deliver or cause to be delivered to the Seller (i) the Closing Cash Payment Amount minus the Adjustment Escrow Amount by wire transfer of immediately available funds to the bank account of the Seller specified in the Pre-Closing Statement; and (ii) the Closing Number of Securities;

(c) The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DLLCA (the “First Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware;

(d) Immediately following the acceptance for filing by the Secretary of State of the State of Delaware of the First Certificate of Merger, the certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) shall be filed with the Secretary of State of the State of Delaware;

(e) Parent shall deposit (or cause to be deposited) with the Escrow Agent the Adjustment Escrow Amount;

(f) Parent shall (on behalf of the Company) pay, or, cause to be paid, all Estimated Company Transaction Costs, to the applicable payees as set forth in the Pre-Closing Statement, by wire of immediately available funds; provided that the Estimated Company Transaction Costs may be paid promptly after the Closing Date as necessary; and

(g) Parent shall make or cause to be made the transfers described in Section 7.20.

ARTICLE II

THE MERGERS

2.1 Effective Times. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the First Surviving LLC and Second Merger Sub shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

2.2 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate existence of First Merger Sub shall cease and the Company shall continue as the First Surviving LLC after the First Merger and as a direct, wholly-owned subsidiary of Parent (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the First Surviving LLC).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, the First Surviving LLC shall be merged with and into Second Merger Sub, following which the separate existence of the First Surviving LLC shall cease and Second Merger Sub shall continue as the Second Surviving LLC after the Second Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company or the First Surviving LLC for periods after the Second Effective Time shall include the Second Surviving LLC).

2.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Surviving LLC, which shall include the assumption by the First Surviving LLC of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the First Surviving LLC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second Surviving LLC, which shall include the assumption by the Second Surviving LLC of any and all agreements, covenants, duties and obligations of Second Surviving LLC and the First Surviving LLC set forth in this Agreement to be performed after the Second Effective Time.

2.4 Governing Documents. The certificate of formation and limited liability company agreement of First Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of the First Surviving LLC from and after the Effective Time until thereafter amended in accordance with its terms and as provided by Applicable Legal Requirements, except that the name of the First Surviving LLC shall be “Vertiv Holdings, LLC”. The certificate of formation and limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Second Surviving LLC from and after the Second Effective Time until thereafter amended in accordance with its terms and as provided by Applicable Legal Requirements, except that the name of the Second Surviving LLC shall be “Vertiv Holdings, LLC”.

2.5 Managers and Officers of the First Surviving LLC and the Second Surviving LLC. From and after the Effective Time, the First Surviving LLC shall be member-managed, as provided in the limited liability company agreement of the First Surviving LLC, and the Persons identified as the initial officers of the First Surviving LLC set forth on Schedule 2.5 of the Company Disclosure Letter shall be the officers (holding such positions as set forth on Schedule 2.5 of the Company Disclosure Letter) of the First Surviving LLC. From and after the Second Effective Time, the Second Surviving LLC shall be member-managed, as provided in the limited liability company agreement of the First Surviving LLC, and the officers of the First Surviving LLC shall be the officers of the Second Surviving LLC.

2.6 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Seller shall be: (i) an amount equal to the Final Merger Consideration; and (ii) the right to receive any payments pursuant to the Tax Receivable Agreement (the “TRA Rights”) (collectively, the “Total Consideration”).

(b) The Final Merger Consideration shall be paid in the form of: (i) an amount in cash equal to the Closing Cash Payment Amount; (ii) the Closing Number of Securities; and (iii) any amount in cash payable to Seller pursuant to Section 2.11.

(c) In the event that any Parent Stockholder Redemption Payments are required to be made, then the following shall apply:

(i) (A) Parent Cash shall be deemed decreased by an amount (the “First Cash Increase Amount”) equal to the lesser of (1) the Aggregate Parent Stockholder Redemption Payments Amount; and (2) the amount by which the Target Rollover Indebtedness Amount may be increased without causing Indebtedness of the Group Companies as of immediately following the Closing to exceed 4.0x 2019 EBITDA; and (B) the Target Rollover Indebtedness Amount shall be increased by the First Cash Increase Amount; provided, that if Parent is required to fund the Change of Control Offer Funding Amount, any Indebtedness required to be paid-off following the expiration of any Change of Control Offer pursuant to Section 7.23 shall be disregarded as Indebtedness for purposes of calculating the leverage ratio referenced in the immediately preceding clause (A)(2).

(ii) In the event that the First Cash Increase Amount is less than the Aggregate Parent Stockholder Redemption Payments Amount then (A) the Closing Cash Payment Amount shall be reduced by an amount equal to the lesser of (1) the amount by which the Aggregate Parent Stockholder Redemption Payments Amount exceeds the First Cash Increase Amount; and (2) $200,000,000; and (B) Parent Cash shall be deemed decreased by the amount (the “Second Cash Increase Amount”, together with the First Cash Increase Amount, the “Aggregate Cash Increase Amount”) by which the Closing Cash Payment Amount is decreased pursuant to clause (A).

(iii) In the event that the Aggregate Cash Increase Amount is less than the Aggregate Parent Stockholder Redemption Payments Amount then (A) Parent Cash shall be deemed decreased by an amount equal to the lesser of (1) the amount by which the Aggregate Parent Stockholder Redemption Payments Amount exceeds the Aggregate Cash Increase Amount; and (2) the amount by which the Target Rollover Indebtedness Amount may be increased without causing Indebtedness of the Group Companies as of immediately following the Closing to exceed 4.25x 2019 EBITDA; and (B) the Target Rollover Indebtedness Amount shall be increased by the amount by which Parent Cash is deemed decreased pursuant to clause (A); provided, that if Parent is required to fund the Change of Control Offer Funding Amount, any Indebtedness required to be paid-off following the expiration of any Change of Control Offer pursuant to Section 7.23 shall be disregarded as Indebtedness for purposes of calculating the leverage ratio referenced in the immediately preceding clause (A)(2).

2.7 Effect of the First Merger on Membership Interests of the Company. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, First Merger Sub, the Company, the Seller or the holders of any of the securities of Parent, the following shall occur:

(a) Each Company Membership Interest issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive its pro rata share of the Total Consideration. As of the Effective Time, the Seller shall cease to have any other rights in and to the Company or the First Surviving LLC or the Second Surviving LLC.

(b) No fraction of a share of Parent Class A Stock will be issued by virtue of the First Merger, and the Seller who would otherwise be entitled to a fraction of a share of Parent Class A Stock (after aggregating all fractional shares of Parent Class A Stock that otherwise would be received by the Seller) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock the Seller would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock the Seller would otherwise be entitled to is less than 0.50.

(c) Each issued and outstanding membership interest of First Merger Sub shall be cancelled and converted into and become one validly issued membership interest of the First Surviving LLC, which shall constitute the only outstanding limited liability company interests of the First Surviving LLC.

(d) The numbers of shares of Parent Class A Stock that the Seller is entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing.

2.8 Effect of the Second Merger on Membership Interests of First Surviving LLC. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any shares of capital stock of Parent, the First Surviving LLC or Second Merger Sub: (a) each membership interest of the First Surviving LLC issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) each membership interest of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become one membership interest of the Second Surviving LLC, which shall constitute the only outstanding equity of the Second Surviving LLC. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

2.9 Adjustment Escrow Deposit. At the Closing, Parent shall deposit with the Escrow Agent an amount equal to $2,000,000 (the “Adjustment Escrow Amount”) into a designated non-interest bearing account the (“Adjustment Escrow Account”), by wire transfer of immediately available funds in U.S. dollars. Pursuant to an escrow agreement to be entered into on the Closing Date by and among Parent, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit H (the “Escrow Agreement”), Parent and the Seller will appoint the Escrow Agent to hold the Adjustment Escrow Amount until the final determination of the Final Merger Consideration pursuant to Section 2.11 and disburse the Adjustment Escrow Amount as provided herein and in the Escrow Agreement.

2.10 Closing Calculations.

(a) The Company shall deliver to Parent:

(i) no later than four (4) Business Days prior to the Closing Date, a statement (the “Estimated Adjustment Statement”) setting forth the Company’s good faith estimate of: (i) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”); (ii) Company Transaction Costs (the “Estimated Company Transaction Costs”); and (iii) the Company Cash (the “Estimated Company Cash”); together with: (x) instructions that list the bank account of the Seller and other bank accounts designated to facilitate payment by Parent of the Company Transaction Costs; (y) reasonable relevant supporting documentation used by the Company in calculating such amounts, including with respect to the Estimated Company Transaction Costs, all invoices or, if no invoice is available, other documentation reasonably accounting for such costs; and (z) a certificate of the Chief Financial Officer of the Company certifying that the estimates set forth in the Estimated Adjustment Statement have been prepared in accordance with this Agreement; and

(ii) no later than two (2) Business Days prior to the Closing Date, a schedule reflecting a calculation of the Closing Cash Payment Amount, the Closing Number of Securities and the Deleveraging Amount, in each case, based upon the amounts contained in the Parent Financing Certificate and the Estimated Adjustment Statement (the “Closing Payments Schedule”, together with the Estimated Adjustment Statement, the “Pre-Closing Statement”), together with a certificate of the Chief Financial Officer of the Company certifying that the amounts set forth in the Closing Payments Schedule have been prepared in accordance with this Agreement.

(b) Parent and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to Section 2.10(a) and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist Parent and its Representatives in its review of the documentation and shall consider in good faith Parent’s comments to the Pre-Closing Statement, and if any adjustments are made to the Pre-Closing Statement prior to the Closing, such adjusted Pre-Closing Statement shall thereafter become the Pre-Closing Statement for all purposes of this Agreement; provided, for the avoidance of doubt, that, following the Company’s consideration in good faith of Parent’s comments to the Pre-Closing Statement, the Company may determine, in its sole and absolute discretion, not to make any adjustments to the Pre-Closing Statement, in which case the Pre-Closing Statement shall be the Pre-Closing Statement delivered by the Company to Parent; provided, further, that the amounts set forth in the Closing Payments Schedule shall be automatically adjusted in accordance with Section 2.6(c), including, in the case of the Deleveraging Amount, in the event that a Change of Control Offer Amount is required to be funded by Parent in accordance with Section 7.23. In no event will the determination of the amounts set forth in the Pre-Closing Statement (whether mutually agreed to or the subject of a disagreement) prejudice the rights of a Party pursuant to Section 2.11. The Pre-Closing Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement.

2.11 Adjustment.

(a) Within forty (40) days after the Closing Date, if the Closing Date occurs on a fiscal month-end of the Company, or as soon as reasonably practicable, and in any event within sixty (60) days after the Closing Date, if the Closing Date occurs on a date other than a fiscal month-end of the Company, Parent will prepare, or cause to be prepared, and deliver to the Seller an unaudited statement (the “Adjustment Statement”), which shall set forth Parent’s good faith calculation of each of the Company Transaction Costs, Company Cash, and the Closing Indebtedness Amount, together with a certificate of the Chief Financial Officer of Parent certifying that the amounts set forth in the Adjustment Statement have been prepared in accordance with this Agreement. To the extent any amounts in the calculation of the foregoing are not U.S. dollars, such amounts shall be converted to U.S. dollars using the average exchange rate to U.S. dollars for the Closing Date as reported by Bloomberg L.P.

(b) Upon receipt from Parent, the Seller shall have forty (40) days to review the Adjustment Statement (the “Adjustment Review Period”). At the request of the Seller, Parent shall: (i) reasonably cooperate and assist, and shall cause its Subsidiaries, including the Second Surviving LLC, and each of their respective Representatives to reasonably cooperate and assist, the Seller and its Representatives in the review of the Adjustment Statement (including by requesting their respective accountants to deliver to the Seller and its Representatives copies of their work papers relating to the Second Surviving LLC); (provided, that customary confidentiality and hold harmless agreements relating to access to such working papers in form and substance reasonably acceptable to any auditors or independent accountants are signed by the Seller and its Representatives, as applicable); and (ii) provide the Seller and its Representatives with any information reasonably requested by the Seller that is necessary for their review of the Adjustment Statement. If the Seller disagrees with Parent’s computation of the Company Transaction Costs, Company Cash, or the Closing Indebtedness Amount (each as set forth in the Adjustment Statement), the Seller shall, on or prior to the last day of the Adjustment Review Period, deliver a written notice to Parent (the “Adjustment Notice of Objection”) that sets forth the Seller’s objections to Parent’s calculation of the Company Transaction Costs, Company Cash, and the Closing Indebtedness Amount, as applicable. Any Adjustment Notice of Objection shall specify those items or amounts with which the Seller disagrees and shall set forth the Seller’s calculation of the Company Transaction Costs, Company Cash, or the Closing Indebtedness Amount, as applicable, based on such objections (it being understood that the Seller shall be deemed to have accepted Parent’s calculation of any amounts set forth on the Adjustment Statement to which the Seller does not object in the Adjustment Notice of Objection).

(c) If the Seller does not deliver an Adjustment Notice of Objection to Parent with respect to an item contained in the Adjustment Statement within the Adjustment Review Period, the Seller shall be deemed to have accepted Parent’s calculation of the underlying item of the Company Transaction Costs, Company Cash, and the Closing Indebtedness Amount, as applicable, and such calculation shall be final, conclusive and binding on the Parties. If the Seller delivers an Adjustment Notice of Objection to Parent within the Adjustment Review Period, Parent and the Seller shall, during the twenty (20) days following such delivery or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Company Transaction Costs, Company Cash, or the Closing Indebtedness Amount, as applicable. If, at the end of such period or any mutually agreed extension thereof, Parent and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Parent and the Seller (such firm or individual, the “Independent Expert”). The Parties shall instruct the Independent Expert promptly to review this Section 2.11, as well as the Adjustment Statement, Adjustment Notice of Objection and any other materials reasonably requested by the Independent Expert, and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Company Transaction Costs, Company Cash, or the Closing Indebtedness Amount, as applicable, set forth in the Adjustment Statement requires adjustment pursuant to the terms of this Agreement. The Independent Expert shall base its determination solely on written submissions by Parent and the Seller and not on an independent review. Parent and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Expert shall deliver to Parent and the Seller a report that sets forth its resolution of the disputed items and amounts and its calculation of the Company Transaction Costs, Company Cash, or the Closing Indebtedness Amount, as applicable; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by Parent, on one hand, and the Seller, on the other hand, nor less than the smallest value for such item claimed by Parent, on one hand, and the Seller, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between Parent, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert.

(d) For purposes of this Agreement, “Final Company Transaction Costs”, “Final Company Cash”, and “Final Closing Indebtedness Amount” mean the amount of such items: (i) as shown in the Adjustment Statement delivered by Parent to the Seller pursuant to Section 2.11(a) if no Adjustment Notice of Objection with respect thereto is timely delivered by the Seller to Parent pursuant to Section 2.11(c); or (ii) if an Adjustment Notice of Objection is so delivered: (A) as agreed by Parent and the Seller pursuant to Section 2.11(c); or (B) in the absence of such agreement, as determined in the Independent Expert’s report delivered pursuant to Section 2.11(c).

(e) Within five (5) Business Days after the Final Merger Consideration has been finally determined pursuant to this Section 2.11:

(i) if the Final Merger Consideration is less than the Estimated Merger Consideration, then (x) if the amount of the difference between the Estimated Merger Consideration and the Final Merger Consideration exceeds the Adjustment Escrow Amount: (A) Parent shall be entitled to receive the entire Adjustment Escrow Amount; and (B) the Seller shall pay to Parent an aggregate amount equal to the amount of such difference minus the Adjustment Escrow Amount; and (y) if the amount of the difference between the Estimated Merger Consideration and the Final Merger Consideration is less than the Adjustment Escrow Amount: (A) Parent shall be entitled to receive the amount of such difference from the Adjustment Escrow Amount; and (B) the Seller shall be entitled to receive the balance of the Adjustment Escrow Amount (after giving effect to the payment to parent pursuant to the immediately preceding clause (y)(A));

(ii) if the Final Merger Consideration is greater than the Estimated Merger Consideration: (A) the Seller shall be entitled to receive the entire Adjustment Escrow Amount; and (B) Parent shall cause the Second Surviving LLC to pay to the Seller an amount equal to the amount of such difference.

(f) Any payment required to be made by: (i) the Seller pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds in U.S. dollars to the account of the Second Surviving LLC designated in writing by Parent at least one (1) Business Day prior to such transfer; and (ii) the Second Surviving LLC on behalf of Parent pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds in U.S. dollars to the account(s) designated in writing by the Seller at least one (1) Business Day prior to such transfer. Each of the Parties shall timely execute and deliver appropriate joint transfer instructions to effect the releases from the Adjustment Escrow Account contemplated by this Section 2.11.

(g) Any payments made pursuant to this Section 2.11 shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Applicable Legal Requirements.

2.12 Tax Treatment of the Mergers.

(a) The Parties shall not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the treatment of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations (or comparable provisions of state and local Tax law) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

2.13 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Company, the First Surviving LLC, the Second Surviving LLC and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements. If any Tax withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), Parent shall provide written notice to Seller of the amounts to be deducted and withheld no later than ten (10) Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving LLC following the First Merger and the Second Surviving LLC following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Qualification. The Seller (a) is a limited liability company duly formed, validly existing and in good standing under the Applicable Legal Requirements of the State of Delaware and (b) has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except in the case of this clause (b) as would not be material to the Group Companies, taken as a whole. The Seller is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Seller Material Adverse Effect.

3.2 Authority Relative to this Agreement. The Seller has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Seller has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Seller’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by the Seller of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Seller of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action on the part of the Seller, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.3 Ownership. The Seller has good and valid title to the Company Membership Interests owned (beneficially and of record) by the Seller, free and clear of all Liens (other than Permitted Liens) (the “Seller Interests”). The Seller Interests comprise all of the issued and outstanding equity interests of the Company. Except as set forth in the Company’s Governing Documents and in this Agreement, the Seller Interests are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Seller Interests.

3.4 Investment. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The shares of Parent Class A Stock to be acquired by the Seller pursuant to this Agreement will be acquired for investment for the Seller’s own account or for one or more separate accounts maintained by it for the benefit of one or more other accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. At no time was the Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of shares of Parent Class A Stock. The Seller has received or has had full access to all the information the Seller considers necessary or appropriate to make an informed investment decision with respect to the shares of Parent Class A Stock. The Seller further has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the shares of Parent Class A Stock and to obtain additional information necessary to verify any information furnished to the Seller or to which the Seller had access. The Seller is fully aware of: (a) the highly speculative nature of the shares of Parent Class A Stock; and (b) the financial risks involved. The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect the Seller’s own interest in connection with this transaction and is financially capable of bearing a total loss of the shares of Parent Class A Stock. The Seller understands and acknowledges that, in reliance upon the representations and warranties made by the Seller herein, the shares of Parent Class A Stock are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on the Seller’s ability to transfer the shares of Parent Class A Stock. The Seller acknowledges that, because the shares of Parent Class A Stock have not been registered under the Securities Act, such shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Seller is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act.

3.5 Disclaimer of Other Warranties. THE SELLER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, THE SELLER, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, THE SELLER, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY AND THE SELLER IN THIS AGREEMENT; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY, THE SELLER OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE SELLER ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE SELLER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.5, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON. THE SELLER HEREBY ACKNOWLEDGES THAT PARENT MAKES NO REPRESENTATION, WARRANTY OR COVENANT INCLUDING PURSUANT TO SECTION 5.7(A) WITH RESPECT TO (X) STATEMENTS MADE OR INCORPORATED BY REFERENCE IN ANY PARENT SEC REPORTS OR ADDITIONAL PARENT SEC REPORTS BASED ON INFORMATION SUPPLIED BY THE GROUP COMPANIES FOR INCLUSION OR INCORPORATION BY REFERENCE IN THE PROXY STATEMENT, OR (Y) ANY PROJECTIONS OR FORECASTS INCLUDED IN THE PROXY STATEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Qualification. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the Applicable Legal Requirements of the State of Delaware and (b) has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except in the case of this clause (b) as would not be material to the Group Companies, taken as a whole. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to Parent. The Company is not in violation of any of the provisions of the Company’s Governing Documents.

4.2 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Significant Company Subsidiary, as amended and currently in effect, have been made available to Parent. No Company Subsidiary is in violation of any of the provisions of its Governing Documents.

(c) All issued and outstanding shares of capital stock and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance with Applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3 Capitalization of the Company.

(a) The Seller owns all of the issued and outstanding Company Membership Interests, and there are no other equity interests of the Company authorized, issued, outstanding or reserved for issuance.

(b) All issued and outstanding Company Membership Interests (i) have been duly authorized and validly issued, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, (iii) have been offered, sold and issued in compliance with Applicable Legal Requirements and the Company’s Governing Documents and (iv) are free and clear of all Liens (other than Permitted Liens).

(c) Except in connection with the Transactions, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company.

(d) Except as set forth in the Company’s Governing Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(e) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.4 Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action on the part of the Company (including the approval by its board of managers and, following receipt of the Company Member Approval, the Seller as required by the DLLCA), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to clause (iii) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the First Certificate of Merger in accordance with the DLLCA; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) the filing of any notifications required under the HSR Act, the filings required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (iv) the consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

4.6 Compliance; Approvals. Each of the Group Companies has since the Reference Date complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any Applicable Legal Requirements has been received by any of the Group Companies since the Reference Date. Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Approval held by the Group Companies is valid, binding and in full force and effect. None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

4.7 Government Contracts. With respect to any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto between any of the Group Companies and any Governmental Entity (“Government Contracts”) in effect on the date hereof that is material to the Group Companies, taken as a whole: (a) no such Government Contract is currently the subject of bid or award protest proceedings and, to the Company’s Knowledge, no such Government Contract is reasonably likely to become the subject of bid or award protest proceedings; (b) the Group Companies have complied in all material respects with all statutory and regulatory requirements applicable to each of the Government Contracts and their associated quotations, bids and proposals; (c) all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Group Companies in connection with each of the Government Contracts and their associated quotations, bids and proposals were true and accurate in all material respects as of the date of submission; (d) no Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has disallowed any material costs claimed by the Group Companies under such Government Contracts; (e) no Governmental Entity has within the 12 months prior to the date hereof made any written claim for any material price adjustment or any other request for a material reduction in the price of any of such Government Contracts; (f) within the last 12 months, the Company has received no written notice terminating any of the Company’s Government Contracts for default or for convenience or indicating an intent to terminate any such Government Contracts for convenience; (g) neither the Group Companies nor, to the Company’s Knowledge, any stockholder, employee of or consultant to the Company, has been or is now suspended, debarred or proposed for suspension or debarment from government contracting; and (h) to the Company’s Knowledge, the Group Companies have not undergone and are not undergoing any audit, review, inspection, investigation, survey or examination of records relating to such Government Contracts, other than in the ordinary course of business, and, to the Company’s Knowledge, there is no reasonable basis for any such audit, review, inspection, investigation, survey or examination of records, other than in the ordinary course of business.

4.8 Financial Statements.

(a) The Company has made available to Parent true and complete copies of: (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2017, and the audited consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows of the Group Companies for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Group Companies as of September 30, 2019, and statements of earnings (loss), comprehensive income (loss), equity and cash flows of the Group Companies for the nine (9) month periods ended September 30, 2019 and September 30, 2018 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (w) fairly present in all material respects the consolidated financial position of the Group Companies, as at the respective dates thereof, and the consolidated results of earnings, income, changes in equity and cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the inclusion of limited footnotes); (x) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the inclusion of limited footnotes); (y) were prepared from, and are in accordance with, the books and records of the Group Companies; and (z) in the case of the Audited Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(b) The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a role in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.9 No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; and (b) liabilities arising in the ordinary course of the Company’s business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements.

4.10 Holding Company. The Company is a holding company and is not engaged in any business operations other than those associated with its ownership of its direct subsidiary, Vertiv Holding Corporation. Except for the ownership of all of the issued and outstanding equity interests of Vertiv Holding Corporation, the Company does not own any other properties or assets.

4.11 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since September 30, 2019, each of the Group Companies has conducted its business in the ordinary course of business consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any Company Membership Interests or any other securities of the Company or any options, warrants, calls or rights to acquire any Company Membership Interests or other securities; (c) any split, combination or reclassification of any of the Company Membership Interests; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of the Company; (f) any issuance of Company Membership Interests; (g) any revaluation by the Company of any of its assets, including any sales of assets of the Company other than with respect to (A) sales in the ordinary course of business and (B) sales of assets of any of the Group Companies that are not reasonably required for use in the businesses of any of the Group Companies and that individually or in the aggregate are not material to the Group Companies taken as a whole; or (h) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Parent.

4.12 Litigation. Except as disclosed on Schedule 4.12 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding against any Group Company or any of its properties or assets, or any of the directors or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity pursuant to a Government Contract, no pending or, to the Knowledge of the Company, threatened in writing, audit, examination or investigation by any Governmental Entity against any Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by any Group Company against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

4.13 Employee Benefit Plans.

(a) Schedule 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan, excluding any employment or consulting agreement or offer letter that either: (i) is terminable by the Company at will; or (ii) provides for notice and/or garden leave obligations as required by Applicable Legal Requirements, in each case, so long as such agreement or offer letter does not provide for: (A) severance or similar obligations; (B) transaction bonuses or change in control payments; or (C) tax gross-ups; provided that a form of such excluded agreement or offer letter is listed.

(b) With respect to each Employee Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) for the most recent plan years: (A) the IRS Form 5500 and all schedules thereto; (B) audited financial statements; and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable; (iv) any other documents which are required to be filed with any regulatory authority together with all other tax clearances and approvals necessary to obtain favorable tax treatment for the Employee Benefit Plans; (v) any non-routine correspondence with any Governmental Entity regarding any Employee Benefits Plan during the past three (3) years, and (vi) the most recent summary plan descriptions.

(c) Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all Applicable Legal Requirements. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(d) Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. Nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(e) No Group Company or any of its respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) With respect to any Employee Benefit Plan no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof. No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(h) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(k) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(m) With respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, (i) all employer contributions to each such Employee Benefit Plan required by Applicable Legal Requirements or by the terms of such Employee Benefit Plan have been made; (ii) each such Employee Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Employee Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing; and (iii) each such Employee Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all Applicable Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole.

4.14 Labor Matters.

(a) Except as disclosed on Schedule 4.14(a) of the Company Disclosure Letter, no Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to persons employed by any Group Company. No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened in the last three (3) years. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, works council or group of employees.

(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee of the Group Companies. There are no material charges, grievances or complaints, in each case related to alleged unfair labor practices, pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization. There are no continuing obligations of the Group Companies pursuant to the resolution of any such proceeding that is no longer pending.

(c) As of the date of this Agreement, none of the Company’s officers or key employees has given written notice of any intent to terminate his or her employment with the Company. The Group Companies are in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals, in each case except as would not be material to the Group Companies taken as a whole.

(d) To the Knowledge of the Company, no written notice has been received by a Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current director of a Group Company or against any current officer of a Group Company who is presented as a named executive officer in the Proxy Statement.

(e) There are no material complaints, charges, proceeding, investigation, or claims against the Group Companies pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any Group Company, of any individual. Each Group Company is in material compliance with all Applicable Legal Requirements respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act (“WARN”), and any similar foreign, state or local “mass layoff” or “plant closing” laws, collective bargaining, immigration or benefits, labor relations, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(f) There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Group Company within the six (6) months prior to the Closing.

(g) The Group Companies have since the Reference Date maintained an affirmative action plan in compliance with Applicable Legal Requirements.

(h) No Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole. All amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by Applicable Legal Requirements have been withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Group Companies, taken as whole. There are no pending or, to the Knowledge of the Company, threatened in writing Legal Proceedings against any Group Company by any employee in connection with such employee’s employment or termination of employment by such Group Company.

(i) Except as would not be material to the Group Companies taken as a whole, no employee or former employee of the Group Companies is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under Applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

(j) To the Knowledge of the Company, the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

4.15 Real Property; Tangible Property.

(a) Schedule 4.15(a) of the Company Disclosure Letter lists all real property owned by a Group Company since the Reference Date (the “Currently Owned Real Property”), identifying properties previously owned (the “Previously Owned Real Property”, and together with the Currently Owned Real Property, collectively, the “Owned Real Property”), in each case since the Reference Date. Other than pursuant to agreements listed on Schedule 4.21(a) of the Company Disclosure Letter, the Group Companies have no remaining liabilities, contingent or otherwise, with respect to the Previously Owned Real Property. The Group Companies own good and valid fee simple title (or local equivalent) in and to the Currently Owned Real Property, free and clear of all Liens (other than Permitted Liens). The improvements, fixtures, building systems and equipment on the Currently Owned Real Property (i) are in good condition and repair in all material respects, subject to reasonable wear and tear, (ii) have reasonable access to public roads or valid easements for ingress and egress and (iii) have access to such sewer, water, gas, electric, telephone and other utilities, in each case, as are reasonably necessary and sufficient to allow the businesses of the Group Companies to be operated as currently conducted by the Group Companies. To the Knowledge of the Company, no condemnation proceeding or proposed action or agreement for taking in lieu of condemnation with respect to the Currently Owned Real Property is pending or threatened. The current use of the Currently Owned Real Property by the Group Companies does not breach in any material respect any restrictive covenants or easements of record, other unrecorded agreement, or other encumbrance affecting any of the Currently Owned Real Property. None of the Group Companies is party to any leases or subleases granting to any party or parties the right of use or occupancy of any portion of any parcel of Currently Owned Real Property, and there are no other parties other than the Group Companies occupying the Currently Owned Real Property. There are no (i) outstanding options, rights of first offer or first negotiation or rights of first refusal in favor of any other party to purchase the Currently Owned Real Property or any material portion thereof or material interest therein or (ii) pending contracts for the sale or ground lease of any Currently Owned Real Property or any portion thereof. The consummation of the transactions contemplated by this Agreement will not give rise to any third parties having the right to acquire any of the Currently Owned Real Property.

(b) Each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases under which it is a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. As of the date of this Agreement, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Except as permitted after the occurrence of an event of default thereunder, no party to a Company Real Property Lease has the unilateral right to terminate any of the Company Real Property Leases prior to the end of its current term. Schedule 4.15(b) of the Company Disclosure Letter contains a true and correct list of all material Company Real Property Leases. No Person other than the Group Companies has the right to use the Company Leased Properties.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Schedule 4.15(b) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case of clauses (A) and (B) except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

4.16 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid.

(b) Each of the Group Companies has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against the any Group Company which has not been paid or resolved.

(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) Each Group Company has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(h) No Group Company: (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i) No Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j) Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all laws relating to such Taxes.

(k) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements; or (vi) an election under Section 108(i) of the Code.

(m) No Group Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(n) Since the Reference Date, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p) The Company has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

4.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(i) The Group Companies are and have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Action/Filings required under applicable Environmental Laws;

(ii) (A) The Group Companies possess all permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws (collectively, “Environmental Permits”); (B) all such Environmental Permits are valid and in full force and effect; and (C) no Group Company is in default, and, to the Knowledge of Company, no condition exists that with notice or lapse of time or both would constitute a default, under such Environmental Permits;

(iii) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws. To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iv) No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Environmental Permits, and there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company.

(b) The Group Companies have made available to Parent copies of all material environmental assessments (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and copies of all material, non-privileged documents relating to any material and outstanding liabilities of any of the Group Companies under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Group Companies.

4.18 Brokers; Third Party Expenses. The Group Companies have not incurred, nor will any of them incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

4.19 Intellectual Property.

(a) Schedule 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”); and (v) unregistered Trademarks. All of the Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company and excepting any pending applications included therein, valid and enforceable in all material respects and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and has a license, sublicense or otherwise possesses legally enforceable rights, to use all other Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted.

(c) Since the Reference Date, the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d) There is no action pending or, to the Knowledge of the Company, threatened, against any of the Group Companies, and the Company has not received since the Reference Date any notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) No past or present director, officer or employee of the Company owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to) any material Owned Intellectual Property. Each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing for such Group Company any material Owned Intellectual Property in the course of such Person’s employment or retention has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the confidential information of such Group Company under any such agreement.

(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment used by any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies (collectively, the “Company IT Systems”). The Company IT Systems are adequate for the operation of the businesses of the Group Companies as currently conducted. In the last 12 months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies. To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems.

(i) None of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any material proprietary Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any material portion of any proprietary Group Company source code or that would otherwise diminish or transfer the rights of ownership in any material proprietary Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(j) The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any material Owned Intellectual Property or material Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any material Owned Intellectual Property or any of the Intellectual Property of Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates; or (iii) cause a material loss or impairment of any material Owned Intellectual Property or material Licensed Intellectual Property.

4.20 Privacy.

(a) Each of the Group Companies and any Person acting for or on behalf of any of the Group Companies have since the Reference Date at all times (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied in all material respects with: (i) all applicable Privacy Laws; (ii) all of the applicable Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. None of the Group Companies have, since the Reference Date, (i) received any written notice of any requests (including from individuals exercising their rights under Privacy Laws) or claims of (including written notice from third parties acting on its or their behalves), nor have any of the Group Companies been charged with, a material violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (ii) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities. None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own).

(b) Each of the Group Companies has, as applicable, since the Reference Date: (i) implemented and at all times maintained appropriate safeguards, which safeguards are consistent with best practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (ii) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure; and (iii) any third party who has provided Personal Information to any of the Group Companies has to the Knowledge of the Company done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Since the Reference Date there have beeen no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date. Each of the Group Companies has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control. Each of the applicable Group Companies has conducted privacy and data security testing or audits at reasonable and appropriate intervals consistent with applicable cybersecurity standards and have resolved or remediated any material privacy or data security issues or vulnerabilities identified. None of the Group Companies nor any third party acting at the direction or authorization of the Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

4.21 Agreements, Contracts and Commitments.

(a) Schedule 4.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $10,000,000 per annum;

(ii) any Contract with the top 20 customers of the Group Companies (the “Material Customers”) and top 20 suppliers and distributors of the Group Companies (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the 12-month period prior to the date of this Agreement;

(iii) any material Government Contract;

(iv) any Contract that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, in each case, in any manner that is material to the Group Companies, taken as a whole, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees, in a manner that is material to the Group Companies, taken as a whole;

(v) any Contract with a Material Customer or Material Supplier that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii) any Contract for or relating to any borrowing of money by or from the Company, including the Existing Credit Agreements;

(viii) any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual payments in excess of $350,000, excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company at will; or (B) provides for notice and/or garden leave obligations as required by Applicable Legal Requirements, in each case, so long as such Contract does not provide for: (1) severance or similar obligations; (2) transaction bonuses or change in control payments; or (3) tax gross-ups;

(ix) any Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies;

(x) any obligation to register any Company Membership Interests or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign Applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(xi) any Contracts entered into since the Reference Date for the sale of any of the business, properties or assets of any Group Company or the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $10,000,000 (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business consistent with past practice);

(xii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xiii) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xiv) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $400,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(xv) any Contract under which any of the Group Companies: (A) licenses material Intellectual Property from any third party (“Inbound License”), other than non-exclusive licenses for Software that are (x) subject to a total license fee of less than $50,000 per year or $150,000 in the aggregate or (y) that are in the nature of “shrink-wrap” or “click-wrap” license agreements for off-the-shelf Software that has not been modified; (B) licenses Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers or vendors engaged to supply products or provide services to such Group Company or to distributors or customers in the ordinary course of business); or (C) is developing or has developed any material Intellectual Property, itself or through a third party, except, in each case, for any of such license or development Contracts that are not material for the operation of the Group Companies;

(xvi) each Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company for research and development or similar activities involving the creation of any material Intellectual Property or other assets; and

(xvii) any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Company Material Contracts have been made available to Parent.

(c) Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to the Group Companies, taken as a whole.

4.22 Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect. The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.23 Interested Party Transactions. No employee, officer, director or manager of the Group Companies or any of their respective immediate family members is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than: (a) for payment of salary, bonuses and other compensation for services rendered; (b) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; and (c) for other employee benefits made generally available to all employees. To the Knowledge of the Company, no officer, director, employee, manager or holder of derivative securities of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Membership Interests or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies).

4.24 Information Supplied. The information relating to the Group Companies supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

4.25 Indebtedness. Schedule 4.25 of the Company Disclosure Letter sets forth the outstanding principal amount of the Borrowed Indebtedness and the amount of all other outstanding Indebtedness of the Group Companies (other than the Borrowed Indebtedness) as of the close of business on November 30, 2019.

4.26 Anti-Bribery; Anti-Corruption. Since the Reference Date, none of the Group Companies or, to the Knowledge of any the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.27 International Trade; Sanctions.

(a) Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers, employees, Affiliates or, and, to the Knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects, (a) have been in compliance with all applicable Customs & International Trade Laws, (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in compliance with any Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers, employees, Affiliates, or, to the Knowledge of the Company, any other Persons acting on their behalf in connection with any actual or alleged violation of any Sanctions, (ii) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with Sanctions in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

4.28 Customers and Suppliers. Since January 1, 2019, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in material breach of or material default under any Contract with any Material Customer or Material Supplier or that any such Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.29 Product Liabilities and Recalls. Since the Reference Date, (i) each product and service offering manufactured or sold by any of the Group Companies has been manufactured or sold in material conformity with all contractual commitments and all standard warranties, in each case, to the extent applicable; (ii) the Group Companies have not incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (iii) there are no existing or, to the Knowledge of the Company, threatened, product warranty, product liability or product recall or similar claims involving any of the products of the Group Companies; (iv) there have been no product recalls of any of the products of the Group Companies; and (v) the Group Companies have not been denied product liability insurance coverage by a third-party insurance provider.

4.30 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, THE SELLER, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, THE SELLER OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY AND THE SELLER IN THIS AGREEMENT; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY, THE SELLER OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.30, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON. THE COMPANY HEREBY ACKNOWLEDGES THAT PARENT MAKES NO REPRESENTATION, WARRANTY OR COVENANT INCLUDING PURSUANT TO SECTION 5.7(A) WITH RESPECT TO (X) STATEMENTS MADE OR INCORPORATED BY REFERENCE IN ANY PARENT SEC REPORTS OR ADDITIONAL PARENT SEC REPORTS BASED ON INFORMATION SUPPLIED BY THE GROUP COMPANIES FOR INCLUSION OR INCORPORATION BY REFERENCE IN THE PROXY STATEMENT, OR (Y) ANY PROJECTIONS OR FORECASTS INCLUDED IN THE PROXY STATEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND

SECOND MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (ii) as disclosed in the Parent SEC Reports filed or furnished with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company and the Seller as of the date hereof and as of the Closing Date as follows:

5.1 Organization and Qualification.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware and, as of immediately prior to the Closing, will be a company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c) None of Parent, First Merger Sub or Second Merger Sub is in violation of any of the provisions of their respective Governing Documents.

(d) Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent, First Merger Sub and Second Merger Sub are so qualified or licensed is listed on Schedule 5.1(d) of the Parent Disclosure Letter.

5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. First Merger Sub and Second Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.

5.3 Capitalization.

(a) As of the date of this Agreement: (i) 5,000,000 shares of preference stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no such shares are issued and outstanding; (ii) 500,000,000 shares of Class A common stock of Parent, par value $0.0001 per share (“Parent Class A Stock”), are authorized and 69,000,000 of such shares are issued and outstanding; (iii) 20,000,000 shares of Class B common stock of Parent, par value $0.0001 per share (“Parent Class B Stock” and, together with the Parent Preferred Stock and the Parent Class A Stock, the “Parent Shares”), are authorized and of such shares 17,250,000 are issued and outstanding, and upon the closing of the transactions contemplated by the Subscription Agreements, Parent has committed to issue 123,900,000 shares of Parent Class A Stock to the PIPE Investors; (iv) 10,533,333 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 22,999,982 warrants to purchase one share of Parent Class A Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock and Parent Class B Stock have been duly authorized, validly issued, fully paid and are non- assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The Parent Warrants have been validly issued, and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) As of the date hereof, all outstanding membership interests of First Merger Sub (i) have been duly authorized, validly issued and are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (ii) are owned by Parent, free and clear of all Liens (other than Permitted Liens).

(c) As of the date hereof, all outstanding membership interests of Second Merger Sub (i) have been duly authorized, validly issued and are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (ii) are owned by Parent, free and clear of all Liens (other than Permitted Liens).

(d) Except for the Parent Warrants, Parent Class B Stock and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub membership interests, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in, or any security convertible or exercisable for or exchangeable into, Parent Shares, First Merger Sub membership interests, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e) Each Parent Share, First Merger Sub membership interest, Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with (A) Applicable Legal Requirements and (B) the Governing Documents of Parent, First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Governing Documents of Parent, First Merger Sub or Second Merger Sub, as applicable or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by.

(f) All outstanding membership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens).

(g) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement and the Subscription Agreements, as applicable, will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Seller title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

(h) Each holder of Parent Class B Stock: (i) is obligated to vote all of such holder’s Parent Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such holder’s Parent Shares pursuant to the Parent Organizational Documents.

(i) Except as set forth in the Parent Organizational Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

(j) The adjustment to the Initial Conversion Ratio (as defined in the Parent Charter) has been waived.

5.4 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability company power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5 No Conflict; Required Filings and Consents.

(a) Subject to the approval by the stockholders of Parent of the Parent Stockholder Matters, neither the execution, delivery nor performance by Parent, First Merger Sub or Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate their respective Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DLLCA; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act, the filings required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) the consents, approvals, authorizations, and permits described in Schedule 8.1(c) of the Parent Disclosure Letter and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.6 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent, First Merger Sub or Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole. Each Approval held by Parent, First Merger Sub and Second Merger Sub is valid, binding and in full force and effect. None of Parent, First Merger Sub or Second Merger Sub: (a) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval.

5.7 Parent SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE.

(b) The financial statements and notes of Parent contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes of Parent to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by U.S. GAAP to be included in the consolidated financial statements of Parent.

5.8 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2019, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of capital stock of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Seller.

5.9 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

5.10 Business Activities. Since their respective dates of incorporation, neither Parent, First Merger Sub nor Second Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

5.11 Parent Material Contracts. Schedule 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which Parent, First Merger Sub or Second Merger Sub is party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2018.

5.12 Parent Listing. The Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “GSAH.U”. As of the date of this Agreement, the issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GSAH”. The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GSAH WS”. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or to terminate the listing of Parent on the NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

5.13 PIPE Investment Amount. Pursuant to, and on the terms and subject to the conditions of, certain subscription agreements (together with any agreements or instruments with respect to any assignments or transfers contemplated therein or otherwise permitted thereby, and as they may be amended in accordance with the terms of this Agreement, the “Subscription Agreements”) entered into by Parent and the applicable investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors”), the PIPE Investors have agreed to purchase shares of Parent Class A Common Stock for an aggregate purchase price of $1,239,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Parent to pay all cash amounts required to be paid by Parent, First Merger Sub and Second Merger Sub pursuant to this Agreement prior to or at Closing. To Parent’s Knowledge with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent, except in each case for such assignments of subscription obligations contemplated by or permitted by the Subscription Agreements. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as contemplated by or referred to in the Subscription Agreements and except as set forth in Section 7.25 hereof, there are no other agreements, side letters or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. Subject to Section 7.25 hereof. the Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

5.14 Trust Account.

(a) As of December 10, 2019, Parent had $707,006,485.90 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of June 7, 2018, by and between Parent and Wilmington Trust, National Association, a national banking association (“Wilmington Trust”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to Wilmington Trust, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, Wilmington Trust. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Wilmington Trust that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Stock pursuant to Parent’s Organizational Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

5.15 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of Parent, First Merger Sub and Second Merger Sub have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of Parent, First Merger Sub and Second Merger Sub (whether or not shown on any Tax Return) have been fully and timely paid.

(b) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (or otherwise to the Knowledge of Parent) against Parent, First Merger Sub and Second Merger Sub which has not been paid or resolved. No material Tax audit or other examination of Parent, First Merger Sub or Second Merger Sub by any Governmental Entity is presently in progress, nor has Parent been notified in writing of (nor to the Knowledge of Parent has there been) any request or threat for such an audit or other examination. There are no liens for Taxes (other than Permitted Liens) upon any of the assets of Parent, First Merger Sub or Second Merger Sub. Neither Parent, First Merger Sub nor Second Merger Sub has: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code. Neither Parent, First Merger Sub nor Second Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement. Neither Parent, First Merger Sub nor Second Merger Sub has any liability for the Taxes of another Person (other than the Parent, First Merger Sub or Second Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to the Transaction Agreements or pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).

(c) Parent has not been, and will not be, required to include any amount in income after the Closing by reason of Section 965(a) of the Code as a result of an election made by Parent described in Section 965(h) of the Code prior to the Closing.

(d) Parent has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(e) All of the membership interests in Second Merger Sub are owned by Parent, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent for United States federal income tax purposes.

5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

5.17 Employees; Benefit Plans. Other than any former officers or as described in the Parent SEC Reports, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee. Parent does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

5.18 Board Approval; Stockholder Vote. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of the stockholders of Parent. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

5.19 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and that are material to Parent, free and clear of any Liens (other than Permitted Liens).

5.20 Affiliate Transactions. Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

5.21 Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, First Merger Sub or Second Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.22 Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, THE SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE SELLER, ANY OTHER INSIDER, ANY OF THE GROUP COMPANIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, THE SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE SELLER AND THE COMPANY TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN THIS AGREEMENT; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THE SELLER, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLER OR THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, THE SELLER AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, THE SELLER AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.22, CLAIMS AGAINST THE COMPANY, THE SELLER OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in accordance with Applicable Legal Requirements, except to: (a) the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld); or (b) as expressly contemplated by this Agreement or Schedule 6.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Applicable Legal Requirements, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Employee Benefit Plan or Applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for annual adjustments or in connection with any promotion or material increase in responsibility of any officer or employee, in each case in the ordinary course of business consistent with past practice (measured by applicable jurisdiction); (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend (other than immaterial amendments) or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire or terminate any employee or independent contractor other than in the ordinary course of business consistent with past practice;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; (ii) extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to diligently prosecute the patent applications owned by the Company other than applications the Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any Trade Secrets within Owned Intellectual Property to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of (i) through (iii), in the ordinary course of business consistent with past practices; provided, that in no event shall the Company license on an exclusive basis or sell any material Owned Intellectual Property;

(c) except for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend its Governing Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) dispose of or lose rights under any Company Real Property Lease other than in the ordinary course of business;

(g) other than with respect to the Company Real Property Leases, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than pursuant to agreements existing on the date hereof and set forth on Schedule 6.1(g) of the Company Disclosure Letter;

(h) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness other than guarantees of any Indebtedness of any Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company; (iv) except in the ordinary course of business consistent with past practice, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (v) fail to comply with the terms of the Existing Credit Agreements or take any action, or omit to take any action, that would constitute or result in a default or event of default under any of the Existing Credit Agreements; or (vi) cancel or forgive any Indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers consistent with past practice;

(i) make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to Parent (the “Capital Expenditure Plan”), or fail in any material respect to make any capital expenditures in the amounts and at the times contemplated in the Capital Expenditure Plan (subject to ordinary course variations in the timing and amount of such capital expenditures);

(j) fail to manage the working capital of the Group Companies in the ordinary course consistent with past practice (taking into account seasonality, including customary quarter-end practices), including: (i) accelerate or delay in any respect material to the Group Companies (A) the collection of any accounts receivable or (B) the payment of any accounts payable, in the case of each of clauses (A) and (B), in advance or beyond the due date other than in the ordinary course of business; or (ii) fail to maintain and manage inventory levels in the ordinary course of business consistent with past practice;

(k) release, assign, compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $5,000,000 or more, or that imposes any material non-monetary obligations on a Group Company;

(l) (i) except in the ordinary course of business consistent with past practices: (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company to pay in excess of $10,000,000 in any 12-month period; or (ii) modify or amend any material term under any of the Existing Credit Agreements or terminate or allow the termination of any of the Existing Credit Agreements or any commitments thereunder;

(m) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(n) (i) make, change or revoke any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(p) subject to clause (a) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 6.1(p) of the Company Disclosure Letter as existing on the date of this Agreement;

(q) engage in any material new line of business;

(r) take any action or fail to take any action that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations; or

(s) (i) limit the rights of any Group Company, in each case in any material respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(t) terminate or amend, in a manner materially detrimental to any Group Company, any material insurance policy insuring the business of any Group Company;

(u) amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any Approval; or

(v) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1(a) through(u) above.

6.2 Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to: (a) the extent that the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld); or (b) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment) or Schedule 6.2 of the Parent Disclosure Letter. Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Legal Requirements, without the prior written consent of the Seller, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than in connection with the PIPE Investment, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) settle or compromise any Tax claim; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) file any material amended Tax Return; (iv) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (v) knowingly surrender any claim for a refund of Taxes; (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; or (vii) make, change or revoke any material Tax election;

(i) take any action or fail to take any action that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(j) create any Liens on any material property or material assets of Parent, First Merger Sub or Second Merger Sub;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(l) commence, settle or compromise any Legal Proceeding material to Parent, First Merger Sub or Second Merger Sub or their respective properties or assets;

(m) engage in any material new line of business;

(n) amend the Trust Agreement or any other agreement related to the Trust Account; or

(o) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (n) above.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, Parent shall, in accordance with this Section 7.1(a), prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the Special Meeting, for the purpose of, among other things: (A) providing Parent’s stockholders with notice of the opportunity to redeem shares of Parent Class A Stock (the “Parent Stockholder Redemption”); and (B) soliciting proxies from holders of Parent Class A Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Parent Class A Stock in connection with Section 2.6; (3) the amendment and restatement of the Parent Organizational Documents in the form of the Parent A&R Charter attached hereto as Exhibit A; and (4) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”). Without the prior written consent of the Seller and the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the Parent Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent’s stockholders at the Special Meeting. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent, as promptly as practicable following the earlier to occur of: (Y) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; and (Z) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) the issuance of any stop order by the SEC; (F) any request by the SEC for amendment of the Proxy Statement; (G) any comments from the SEC relating to the Proxy Statement and responses thereto; and (H) requests by the SEC for additional information relating to the Proxy Statement. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(iv) Parent shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Proxy Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Parent and its counsel, auditors and other advisors in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(b) Parent shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Seller) for, duly call and give notice of, the Special Meeting. Parent shall convene and hold a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters, which meeting shall be held not more than 45 days after the date on which Parent mails the Proxy Statement to its stockholders. Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Parent Stockholder Matters. Subject to the proviso in the immediately following sentence, Parent shall include the Parent Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under Applicable Legal Requirements. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by Applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from Parent’s stockholders if Parent reasonably expects the Parent Stockholder Redemption Payments would cause the condition in Section 8.1(g) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

7.2 Certain Regulatory Matters. (I) As promptly as practicable after the date of this Agreement and in any event within ten (10) Business Days, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and (II) as promptly as practicable following the date of this Agreement, Parent and the Company shall make any other required filings under other applicable Antitrust Laws. Parent and the Company shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice or other Governmental Entity (as it relates to Antitrust Laws) in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or applicable Antitrust Laws and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the other reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under Applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent shall pay one hundred percent (100%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act and applicable Antitrust Laws.

7.3 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by Seller.

(b) Promptly after the execution of this Agreement, Parent and Seller shall also issue a joint press release announcing the execution of this Agreement.

(c) Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Seller. Prior to Closing, Parent and the Seller shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

7.4 Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or the Seller, on the one hand, or Parent, First Merger Sub or Second Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent, First Merger Sub or Second Merger Sub (in the case of the Seller and, prior to the Closing, the Company) or the Seller (in the case of Parent, First Merger Sub or Second Merger Sub and, following the Closing, the Company).

(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Seller, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Seller or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Seller, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company. Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent.

7.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 4.5(b) of the Company Disclosure Letter (it being understood, for the avoidance of doubt, that nothing herein shall require the Company in connection therewith to incur any liability or expense or subject itself, any of its Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets or properties); (d) the termination of each agreement set forth on Schedule 7.5(d) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Wilmington Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

7.6 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives to comply with the foregoing requirement.

7.7 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Seller hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s or the Seller’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate any Parent Stockholder Redemption), or for intentional fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company or the Seller may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

7.8 Disclosure of Certain Matters. Each of Parent, First Merger Sub, Second Merger Sub, the Company and the Seller will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement.

7.9 Securities Listing. Parent will use its reasonable best efforts to cause the Parent Class A Stock issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Stock and Public Warrants listed for trading on the NYSE. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Stock and Public Warrants on the NYSE.

7.10 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries and the Seller not to (and the Seller has acknowledged to the Company that it shall not), and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries and the Seller to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent, First Merger Sub and Second Merger Sub shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Seller and their respective Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent, First Merger Sub and Second Merger Sub shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent shall also provide notice to the Seller) if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent shall also provide copies to the Seller).

7.11 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Wilmington Trust (which notice Parent shall provide to Wilmington Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to Wilmington Trust pursuant to the Trust Agreement to be so delivered, including providing Wilmington Trust with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause Wilmington Trust to, and Wilmington Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who properly elect to have their Parent Class A Stock redeemed for cash in accordance with the provisions of Parent’s Organizational Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any transaction costs of Parent to the extent Parent elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12 Directors’ and Officers’ Liability Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and Parent shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall cause the Group Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.12 without limit as to time.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by the Seller’s and its Affiliates’ (other than the Group Companies) directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing. Parent shall, and shall cause the Second Surviving LLC to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12.

(d) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 7.12.

7.13 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) reasonably in advance of the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) reasonably in advance of the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. Reasonably in advance of soliciting the waivers, the Company shall provide Parent upon request with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.13 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. To the extent applicable, prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

7.14 Tax Matters.

(a) Tax Apportionment. For all purposes of this Agreement: (i) any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Group Companies shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of such entity, as the case may be, by a closing of the books of such entity, as if the Closing Date were the end of a Tax year (and, for such purpose, the Tax period of any partnership or pass-through entity, or any controlled foreign corporation within the meaning of Section 957(a) of the Code, in which a Group Company holds a beneficial interest shall be deemed to terminate as of the Closing Date), and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period); (ii) in the case of any Taxes imposed on a periodic basis (e.g., any real property, personal property or similar ad valorem Taxes) that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period, and (iii) notwithstanding anything to the contrary in this Agreement or otherwise, the Mergers, taken together, shall be treated as a reorganization within the meaning of Section 368(a) of the Code (or comparable provision of state and local Tax law). Parent agrees that it shall not make any election under Section 338 or 336(e) of the Code, or any similar provision of state, local or foreign Legal Requirements, with respect to the Transactions.

(b) Transfer Taxes. Notwithstanding anything in Section 7.14(a) to the contrary, all transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by Parent. Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Seller and Parent shall reasonably cooperate with respect thereto as necessary).

(c) FIRPTA Matters. On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, in the event the Company fails to deliver such certificate, Parent shall be entitled to make a proper withholding of Tax to the extent required by Applicable Legal Requirements.

7.15 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company or the Seller, it being understood that any amendments or arrangements contemplated by or referred to in the Subscription Agreements, and any assignments or transfers otherwise permitted by the Subscription Agreements, shall not be considered to be materially adverse to the Company or the Seller. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of)). Without limiting the generality of the foregoing, Parent shall give the Company or the Seller, prompt (and, in any event within three (3) Business Days) written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

7.16 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of Parent who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.17 Qualification as an Emerging Growth Company. Parent shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.18 Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the persons listed on Schedule 7.18 of the Company Disclosure Letter and the other persons identified by the applicable Party (as if the Stockholders Agreement were in effect) following the date hereof are elected and appointed as directors of Parent effective upon or immediately after the Closing; provided, that any such persons not listed on Schedule 7.18 of the Company Disclosure Letter shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement is filed with the SEC).

7.19 R&W Insurance Policy. Any R&W Insurance Policy obtained for the benefit of Parent shall provide that the Seller shall not be liable to the insurer under the R&W Insurance Policy for subrogation claims pursuant to the R&W Insurance Policy, other than in the event of intentional fraud in the making of the representations and warranties in this Agreement by such Person, and Parent covenants and agrees that the R&W Insurance Policy will include a waiver of subrogation claims against the Seller, other than in the event of intentional fraud in the making of the representations and warranties in this Agreement by such Person.

7.20 Deleveraging Amount. Simultaneously with the Closing, Parent shall pay, at the direction, on behalf and for the benefit of certain applicable Subsidiaries of the Company that are borrowers under the applicable Existing Credit Agreements, to the lenders under the Existing Credit Agreements an amount equal to such Deleveraging Amount as a partial repayment of the outstanding Borrowed Indebtedness; provided, that, to the extent Parent, the Company and Seller mutually agree, Parent shall be entitled to use all or a portion of such amount to pay down other Indebtedness of the Company (and the amount payable to the lenders under the Existing Credit Agreement pursuant to this Section 7.20 shall be decreased accordingly).

7.21 Incentive Equity Awards. Prior to the Closing Date, Parent shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit G (the “Incentive Equity Plan”). As soon as practicable following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Class A Stock issuable under the Incentive Equity Plan. Upon the effectiveness of the Form S-8, Parent shall grant restricted stock under the Incentive Equity Plan in accordance with the general terms set forth on Schedule 7.21 of the Parent Disclosure Letter.

7.22 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Seller, each of its respective Affiliates and each of its and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 7.22 shall release any Seller Released Parties from: (i) claims based on intentional fraud; (ii) their obligations under this Agreement or the other Transaction Agreements; or (iii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Seller Released Party’s employment by any Group Company.

(b) Effective upon and following the Closing, each Seller, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 7.12); provided, however, that nothing in this Section 7.22 shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements; or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to an Employee Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement and consistent with past practice.

7.23 Treatment of VGC Notes.

(a) Promptly following the written request of Parent, and at Parent’s expense, the Company shall cause Vertiv Group Corporation, a Delaware corporation (“VGC”), to commence, pursuant to that certain Indenture, dated as of October 17, 2016 (as amended, the “Senior Secured Indenture”), by and among VGC, the guarantors and guaranteeing subsidiaries party thereto, as applicable, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), governing VGC’s 9.250% Senior Secured Notes due 2024 (“Senior Secured Notes”), and pursuant to that certain Indenture, dated as of May 13, 2019 (as amended, the “2L Indenture” and, together with the Senior Secured Indenture, the “Indentures””), by and among VGC, the guarantors party thereto and the Trustee, governing VGC’s 10.00% Senior Secured Second Lien Notes due 2024 (the “2L Notes”” and, together with the Senior Secured Notes, the “Notes”), a Change of Control Offer (as defined in each respective Indenture) pursuant to the Indentures (a “Change of Control Offer”) to purchase all of the applicable series of Notes in accordance with, and on the terms set forth in, each applicable Indenture for such series of Notes. Such Change of Control Offer shall be undertaken by VGC (x) on such commercially reasonable timing as specified by Parent and (y) on such other terms mutually agreed between Parent and the Company, including that (i) any such Change of Control Offer shall be commenced sufficiently in advance of the anticipated Closing Date so that it shall expire no later than a time specified by Parent on the Business Day prior to the Closing, and (ii) any acceptance by VGC of Notes tendered in such Change of Control Offer shall be conditioned on, and shall occur substantially concurrently with, the Closing. In accordance with the terms of, and subject to the satisfaction or waiver of, any other applicable conditions precedent to such Change of Control Offer, on the Closing Date, VGC shall accept for purchase, and shall purchase, all of the Notes validly tendered, and not validly withdrawn, in such Change of Control Offer.

(b) Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for VGC to purchase any Notes validly tendered, and not validly withdrawn, and accepted for purchase in such Change of Control Offer (the “Change of Control Offer Funding Amount”).

(c) The Company shall, or shall cause VGC to, prepare or cause to be prepared, in consultation with Parent and its Representatives, and shall afford Parent and its Representatives a reasonable opportunity to review, the offer to purchase and all related offer documents in connection with any Change of Control Offer, in accordance with the terms and conditions required to be contained therein pursuant to this Section 7.23 (all such documents, collectively, the “Notes Documentation”), which Notes Documentation shall be reasonably satisfactory to Parent. At the written request of Parent, the Company shall waive any conditions to any Change of Control Offer (other than that the acceptance of any Notes tendered in such Change of Control Offer shall be conditioned on the substantially concurrent occurrence of the Closing and that there shall be no Order prohibiting consummation of such Change of Control Offer). Without the written consent of Parent, the Seller and the Company shall not, and shall not permit VGC to, waive any condition to any Change of Control Offer or make any changes thereto or to the Notes Documentation other than as mutually agreed between Parent and the Company. Nothing in this Section 7.23 shall be deemed an admission that Parent, the Company, VGC or any of the other Group Companies or any other party hereto is required by the terms of the Indentures to make a Change of Control Offer pursuant thereto or that the transactions contemplated by this Agreement constitute a Change of Control under either Indenture.

7.24 Existing Credit Agreement Consents. Promptly after the execution of this Agreement, the Company shall expend commercially reasonable efforts to (a) obtain and deliver to Parent duly executed copies of the Existing Credit Agreement Consents, (b) maintain the Existing Credit Agreement Consents in full force and effect and (c) satisfy on a timely basis all conditions applicable to the Group Companies or any of their Affiliates in such Existing Credit Agreement Consents.

7.25 Payment of Management Transaction Bonuses. In accordance with the applicable instructions in the Investing Managers’ Participation Plan Releases, Parent shall retain a portion of the Bonus Plan Amount equal to the Management Investment Amount in satisfaction of the aggregate amount required to be paid to Parent by the Investing Managers pursuant to their Subscription Agreements. Simultaneously with the Closing, Parent shall pay to Vertiv Holding Corporation an amount equal to the Bonus Plan Amount less the Management Investment Amount and shall cause Vertiv Holding Corporation to pay or cause to be paid such amount less the aggregate amount of all applicable income and employment income and employment tax withholding obligations that Vertiv Holding Corporation (or an applicable Investing Manager’s employer) would have been required to withhold and remit to the applicable taxing authorities had the Management Investment Amount been paid through its payroll to the persons entitled thereto in accordance with the terms of their respective Participation Plan Releases.

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly adopted by the stockholders of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parent Organizational Documents and the NYSE rules and regulations, as applicable.

(b) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(c) (i) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and (ii) the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 8.1(c) of the Parent Disclosure Schedule in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(d) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(e) The Parent Class A Stock to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the NYSE subject to the requirement to have a sufficient number of round lot holders.

(f) The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements.

(g) Parent Cash shall equal or exceed $1,375,000,000.

8.2 Additional Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

(a) The Fundamental Representations of Parent shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent, First Merger Sub and Second Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Seller a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The persons listed on Schedule 8.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent.

(f) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.3(a), duly executed by Parent, First Merger Sub and Second Merger Sub, as applicable.

(g) The Parent Charter shall be amended and restated in the form of the Parent A&R Charter, and the Parent Bylaws shall be amended and restated in the form of the Parent A&R Bylaws.

(h) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to Parent for payment of the Closing Cash Payment Amount at the Closing.

(i) The Subscription Agreements shall not have been amended in a manner that is adverse to the Seller or the Company.

(j) The Parent Affiliate Arrangements shall have been terminated.

(k) Parent shall have caused First Merger Sub to file a validly executed Internal Revenue Service Form 8832 electing for First Merger Sub to be classified as an association taxable as a corporation for U.S. federal income tax purposes effective as of prior to the Closing.

8.3 Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Seller shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Seller set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct has not had and is not reasonably likely to have a Seller Material Adverse Effect.

(b) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(c) The Seller and the Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(d) The Seller shall have delivered to Parent a certificate, signed by an authorized representative of the Seller and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(c) (solely with respect to the Seller) and Section 8.3(f) (solely with respect to a Seller Material Adverse Effect).

(e) The Company shall have delivered to Parent a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(b), Section 8.3(c) (solely with respect to the Company) and Section 8.3(f) (solely with respect to the Company).

(f) No Seller Material Adverse Effect or Company Material Adverse Effect shall have occurred since the date of this Agreement.

(g) The Company or the Seller shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company or the Seller pursuant to Section 1.3(b), duly executed by the Company or the Seller, as applicable.

(h) The Company Affiliate Arrangements shall have been terminated.

(i) The Company or the Seller shall have delivered to Parent the Existing Credit Agreement Consents, duly executed by the requisite lenders and agents under the Existing Credit Agreements, which consents shall be in full force and effect as of the Closing Date and all conditions required to be satisfied as of the Closing Date under such Existing Credit Agreement Consents shall have been (or simultaneously with Closing will be) satisfied.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Seller at any time;

(b) by either Parent or the Seller if the Transactions shall not have been consummated by April 15, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, the Outside Date may be extended by Parent and the Seller by mutual agreement for an agreed period if all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived at the Outside Date, other than the condition set forth in Section 8.1(f) and those conditions which by their terms would be satisfied at the Closing;

(c) by either Parent or the Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Seller, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or if any representation or warranty of Parent, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent, First Merger Sub or Second Merger Sub is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Seller must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Seller to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent, First Merger Sub or Second Merger Sub is cured during such thirty (30) day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Seller or the Company or if any representation or warranty of the Seller or the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Seller or the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Seller of such breach; and (ii) the Outside Date; provided, further, that the Seller or the Company, as applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such thirty (30) day period);

(f) by either Parent or the Seller, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents; or

(g) by any Party, if the condition set forth in Section 8.1(g) becomes incapable of being satisfied at the Closing.

9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

ARTICLE X

NO SURVIVAL

10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III, Article IV or Article V, as applicable. Nothing in this Section 10.1 shall limit or prohibit the rights of Parent to pursue recoveries under the R&W Insurance Policy or any other representation and warranty insurance policy.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, First Merger Sub or Second Merger Sub, to:

GS Acquisition Holdings Corp
200 West Street
New York, New York 10282
Attention:	Raanan A. Agus
David S. Plutzer
Email:	raanan.agus@gs.com
david.plutzer@gs.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Howard L. Ellin
C. Michael Chitwood
Email:	howard.ellin@skadden.com
michael.chitwood@skadden.com

if to the Seller or the Company to:

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Bldg.
Beverly Hills, CA 90210
Attention:	S. Kris Agarwal
Fax:	310.712.1863
Email:	kagarwal@platinumequity.com

with a copy to:

Morgan, Lewis & Bockius, LLP
600 Anton Blvd, 18th Floor
Costa Mesa, CA 92626
Attention:	James W. Loss
Todd A. Hentges
Email:	jim.loss@morganlewis.com
todd.hentges@morganlewis.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Crew VDR” online datasite hosted by Merrill DatasiteOne at least two (2) Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

11.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12 and Section 11.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

11.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Seller shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

11.7 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Except as provided in Sections 2.11(c) and 7.14, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or if it has or can acquire jurisdiction in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that in the event of a claim for intentional fraud in the making of the representations and warranties in Article III or Article IV, Parent may assign its rights hereunder to the insurer of the R&W Insurance Policy. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Seller (on behalf of itself and the Company) may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15 Legal Representation.

(a) Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Gibson, Dunn & Crutcher LLP or Morgan, Lewis & Bockius LLP (or any of their respective successors) may represent the Seller or any of its respective directors, managers, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Seller Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Gibson, Dunn & Crutcher LLP or Morgan, Lewis & Bockius LLP provide legal services to any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Parent Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between any Group Company or any member of the Seller Group and its counsel, including Gibson, Dunn & Crutcher LLP and Morgan, Lewis & Bockius LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Seller Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b) Seller hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Seller Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (or any successor) may represent Parent or any of its respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Company), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of Parent or other Seller Waiving Parties, and each of Parent and the Company on behalf of itself and the Seller Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Seller acknowledges that the foregoing provision applies whether or not Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Parent after the Closing Date.

11.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and the Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company or Parent, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the Parent Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

GS ACQUISITION HOLDINGS CORP

By:	/s/ David M. Cote
Name: David M. Cote
Title: Chairman and Chief Executive Officer

CREW MERGER SUB I LLC

By:	/s/ Raanan Agus
Name: Raanan Agus
Title: President

CREW MERGER SUB II LLC

By:	/s/ Raanan Agus
Name: Raanan Agus
Title: President

VERTIV HOLDINGS, LLC

By:	/s/ Suneet Agarwal
Name: Suneet Agarwal
Title: Vice President and Secretary

VPE HOLDINGS, LLC

By:	/s/ Suneet Agarwal
Name: Suneet Agarwal
Title: Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

SCHEDULE A

DEFINED TERMS

1.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

2019 EBITDA	Section 2.6(c)
2L Indenture	7.23(a)
2L Notes	7.23(a)
A&R Registration Rights Agreement	Recitals
Additional Parent SEC Reports	5.7(a)
Adjustment Escrow Account	2.9
Adjustment Escrow Amount	2.9
Adjustment Notice of Objection	2.11(b)
Adjustment Per Share Price	Section 1.2
Adjustment Review Period	2.11(b)
Adjustment Statement	2.10(b)
Affiliate	Schedule A, Section 1.2
Aggregate Cash Increase Amount	2.6(c)(ii)
Aggregate Parent Stockholder Redemption Payments Amount	Schedule A, Section 1.2
Agreement	Preamble
Anti-Corruption Laws	4.26
Antitrust Laws	Schedule A, Section 1.2
Applicable Legal Requirements	Recitals
Approvals	4.6
Audited Financial Statements	4.8(a)
Base Value	Schedule A, Section 1.2
Borrowed Indebtedness	Schedule A, Section 1.2
Business Day	Schedule A, Section 1.2
Capital Expenditure Plan	6.1(i)
Cash and Cash Equivalents	Schedule A, Section 1.2
Certificates of Merger	1.4(d)
Certifications	5.7(a)
Change in Recommendation	7.1(b)
Change of Control Offer	7.23(a)
Change of Control Offer Funding Amount	7.23(b)
Closing	1.1
Closing Cash Payment Amount	Schedule A, Section 1.2
Closing Date	1.1
Closing Form 8-K	7.3(c)
Closing Indebtedness Amount	Schedule A, Section 1.2
Closing Number of Securities	Schedule A, Section 1.2
Closing Payments Schedule	2.11(a)(ii)
Closing Press Release	7.3(c)
Closing Securities Payment Amount	Schedule A, Section 1.2
Code	Schedule A, Section 1.2
Communications Plan	7.4(b)
Company	Preamble
Company Affiliate Arrangements	Schedule A, Section 1.2
Company Business Combination	7.10(a)
Company Cash	Schedule A, Section 1.2

Sch. 1

Company Disclosure Letter	Article IV
Company IT Systems	4.19(h)
Company Leased Properties	4.15(b)
Company Material Adverse Effect	Schedule A, Section 1.2
Company Material Contract	4.21(a)
Company Member Approval	Recitals
Company Membership Interests	Schedule A, Section 1.2
Company Real Property Leases	4.15(b)
Company Registered Intellectual Property	4.19(a)
Company Subsidiaries	4.2(a)
Company Transaction Costs	Schedule A, Section 1.2
Confidentiality Agreement	Schedule A, Section 1.2
Contract	Schedule A, Section 1.2
Copyrights	Schedule A, Section 1.2
Current Registration Rights Agreement	Schedule A, Section 1.2
Currently Owned Real Property	4.15(a)
Customs & International Trade Authorizations	Schedule A, Section 1.2
Customs & International Trade Laws	Schedule A, Section 1.2
D&O Indemnified Party	7.12(a)
D&O Tail	7.12(b)
Deleveraging Amount	Schedule A, Section 1.2
DGCL	8.1(a)
DLLCA	Recitals
Effective Time	2.1
Employee Benefit Plan	Schedule A, Section 1.2
Environmental Law	Schedule A, Section 1.2
Environmental Permits	4.17(a)
ERISA Affiliate	Schedule A, Section 1.2
Escrow Agent	Schedule A, Section 1.2
Escrow Agreement	2.9
Estimated Adjustment Statement	2.10(a)(i)
Estimated Closing Indebtedness Amount	2.10(a)
Estimated Company Cash	2.10(a)
Estimated Company Transaction Costs	2.10(a)(i)
Estimated Merger Consideration	Schedule A, Section 1.2
Exchange Act	Schedule A, Section 1.2
Existing Credit Agreement Consents	Schedule A, Section 1.2
Existing Credit Agreements	Schedule A, Section 1.2
Final Closing Indebtedness Amount	2.11(c)
Final Company Cash	2.11(c)
Final Company Transaction Costs	2.11(c)
Final Merger Consideration	Schedule A, Section 1.2
Financial Statements	4.8(a)
First Cash Increase Amount	2.6(c)(i)
First Certificate of Merger	1.4(c)
First Merger	Recitals
First Merger Sub	Preamble
First Surviving LLC	Recitals
Fundamental Representations	Schedule A, Section 1.2
Governing Documents	Schedule A, Section 1.2
Government Contracts	4.7
Governmental Action/Filing	Schedule A, Section 1.2

Sch. 2

Governmental Entity	Schedule A, Section 1.2
Group Companies	Schedule A, Section 1.2
GS Sponsor	Schedule A, Section 1.2
Hazardous Substances	Schedule A, Section 1.2
HSR Act	Schedule A, Section 1.2
Inbound License	4.21(a)(xv)
Incentive Equity Plan	7.21
Indebtedness	Schedule A, Section 1.2
Indentures	7.23(a)
Independent Expert	2.11(c)
Insider	4.23
Insurance Policies	4.22
Intellectual Property	Schedule A, Section 1.2
intentional fraud	Schedule A, Section 1.2
JOBS Act	7.17
Knowledge	Schedule A, Section 1.2
Legal Proceeding	Schedule A, Section 1.2
Legal Requirements	Schedule A, Section 1.2
Licensed Intellectual Property	Schedule A, Section 1.2
Lien	Schedule A, Section 1.2
Material Customers	4.21(a)(ii)
Material Suppliers	4.21(a)(ii)
Mergers	Recitals
Notes	7.23(a)
Notes Documentation	7.23(c)
NYSE	5.12
OFAC	Schedule A, Section 1.2
Open Source Software	Schedule A, Section 1.2
Order	Schedule A, Section 1.2
Outside Date	9.1(b)
Owned Intellectual Property	Schedule A, Section 1.2
Owned Real Property	4.15(a)
Parent	Preamble
Parent A&R Bylaws	Recitals
Parent A&R Charter	Recitals
Parent Affiliate Arrangements	Schedule A, Section 1.2
Parent Business Combination	7.10(b)
Parent Bylaws	Schedule A, Section 1.2
Parent Cash	Schedule A, Section 1.2
Parent Charter	Schedule A, Section 1.2
Parent Class A Stock	5.3(a)
Parent Class B Stock	5.3(a)
Parent Disclosure Letter	Article V
Parent Financing Certificate	1.2
Parent Material Adverse Effect	Schedule A, Section 1.2
Parent Material Contracts	5.11
Parent Organizational Documents	Schedule A, Section 1.2
Parent Preferred Stock	5.3(a)
Parent Recommendation	Recitals
Parent Released Parties	7.22(b)
Parent SEC Reports	5.7(a)
Parent Shares	5.3(a)

Sch. 3

Parent Stockholder Matters	7.1(a)(i)
Parent Stockholder Redemption	7.1(a)(i)
Parent Stockholder Redemption Payments	1.4
Parent Transaction Costs	Schedule A, Section 1.2
Parent Units	Schedule A, Section 1.2
Parent Waiving Parties	11.15
Parent Warrants	5.3(a)
Participation Plan	2
Participation Plan Release	2
Parties	Preamble
Party	Preamble
Patents	Schedule A, Section 1.2
Permitted Lien	Schedule A, Section 1.2
Person	Schedule A, Section 1.2
Personal Information	Schedule A, Section 1.2
PIPE Investment	Recitals
PIPE Investment Amount	5.13
PIPE Investors	5.13
Pre-Closing Statement	2.11(a)(ii)
Previously Owned Real Property	4.15(a)
Privacy Laws	Schedule A, Section 1.2
Private Placement Warrants	5.3(a)
Privileged Communications	11.15
Proxy Clearance Date	7.1(a)(i)
Proxy Statement	7.1(a)(i)
Public Warrants	5.3(a)
R&W Insurance Policy	Schedule A, Section 1.2
R&W Insurance Policy Cost	Schedule A, Section 1.2
Reference Date	Schedule A, Section 1.2
Related Parties	Schedule A, Section 1.2
Representatives	7.10(a)
Restricted Cash	Schedule A, Section 1.2
Sanctioned Country	Schedule A, Section 1.2
Sanctioned Person	Schedule A, Section 1.2
Sanctions	Schedule A, Section 1.2
SEC	Schedule A, Section 1.2
Second Cash Increase Amount	2.6(c)(ii)
Second Certificate of Merger	1.4(d)
Second Effective Time	2.1
Second Merger	Recitals
Second Merger Sub	Preamble
Second Surviving LLC	Recitals
Securities Act	Schedule A, Section 1.2
Seller	Preamble
Seller Group	11.15
Seller Interests	3.3
Seller Material Adverse Effect	Schedule A, Section 1.2
Seller R&W Insurance Policy Cost	Schedule A, Section 1.2
Seller Released Parties	7.22(a)
Seller Waiving Parties	11.15
Senior Secured Indenture	7.23(a)
Senior Secured Notes	7.23(a)

Sch. 4

Significant Company Subsidiary	Schedule A, Section 1.2
Software	Schedule A, Section 1.2
Special Meeting	7.1(b)
Stockholders Agreement	Recitals
Subscription Agreements	5.13
Subsidiary	Schedule A, Section 1.2
Target Rollover Indebtedness Amount	Schedule A, Section 1.2
Tax	Schedule A, Section 1.2
Tax Receivable Agreement	Recitals
Tax Return	Schedule A, Section 1.2
Taxes	Schedule A, Section 1.2
Testing Price	Schedule A, Section 1.2
Total Consideration	2.6(a)
TRA Rights	2.6(a)
Trade Secrets	Schedule A, Section 1.2
Trademarks	Schedule A, Section 1.2
Transaction Agreements	Schedule A, Section 1.2
Transactions	Schedule A, Section 1.2
Transfer Taxes	7.14(b)
Treasury Regulations	Schedule A, Section 1.2
Trust Account	5.14(a)
Trust Agreement	5.14(a)
Trust Termination Letter	7.5
Trustee	7.23(a)
U.S. GAAP	4.8(a)
Unaudited Financial Statements	4.8(a)
VGC	7.23(a)
Waived 280G Benefits	7.13
WARN	4.14(c)
Wilmington Trust	5.14(a)

1.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2019 EBITDA” shall mean $540,000,000.

“Adjustment Per Share Price” shall mean, with respect to adjustments made as of any date, the average of the daily the volume weighted average closing sale price of one share of Parent Class A Stock as reported on the NYSE (or the exchange on which the shares of Parent Class A Stock are then listed) for the 10 trading days immediately before prior to such date.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Parent Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by Parent in connection with the Parent Stockholder Redemption.

“Antitrust Laws” shall mean any Applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.

Sch. 5

“Base Value” shall mean an amount equal to $5,095,000,000.

“Borrowed Indebtedness” shall mean, as of the applicable date of determination, the aggregate principal amount of outstanding Indebtedness of the Group Companies under the Existing Credit Agreements.

“Bonus Plan Amount” means the aggregate amount payable to certain members of management as determined by Seller, as indicated in each applicable Participation Plan Release, subject to all applicable income and employment tax withholding obligations.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Cash and Cash Equivalents” shall mean cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts; provided that the amount of Cash and Cash Equivalents as of any given time shall be: (a) decreased by any Restricted Cash; (b) increased by any uncleared checks, wire transfers and drafts deposited for the account of the Company or any of its Subsidiaries at such time; and (c) decreased by any issued but uncleared checks, wire transfers and drafts written or issued by the Company or any of its Subsidiaries at such time.

“Closing Cash Payment Amount” shall mean $415,000,000, as adjusted pursuant to Section 2.6(c), less the Bonus Plan Amount.

“Closing Indebtedness Amount” shall mean, as of 12:01 a.m., local time in each applicable jurisdiction, on the Closing Date, the aggregate amount of Indebtedness.

“Closing Number of Securities” shall mean the number of shares of Parent Class A Stock equal to: (a) the Closing Securities Payment Amount; divided by (b) $10.

“Closing Securities Payment Amount” shall mean an amount equal to: (a) the Estimated Merger Consideration; minus (b) the Closing Cash Payment Amount, as such amount may be adjusted pursuant to Section 2.6(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Affiliate Arrangements” shall mean that certain Corporate Advisory Services Agreement dated November 30, 2016, between Platinum Equity Advisors, LLC, and Vertiv Group Corporation, a Delaware corporation formerly known as Cortes NP Acquisition Corporation.

“Company Cash” shall mean, as of 12:01 a.m., local time in each applicable jurisdiction, on the Closing Date, an amount equal to all Cash and Cash Equivalents of the Group Companies.

Sch. 6

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Membership Interests” shall mean any outstanding limited liability company, membership or economic interests in the Company.

“Company Transaction Costs” shall mean, to the extent unpaid as of the Closing, (a) all fees, costs and expenses to be borne by the Company or any of its Subsidiaries and incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any Company Transaction Costs which are triggered by or become payable as a result of the Closing; (b) all bonuses, change in control payments, severance payments, retirement payments, retention or similar payments or success fees payable by the Company or any of its Subsidiaries in connection with or anticipation of the consummation of the Transactions including all amounts payable to employees in exchange for the Participation Plan Releases, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions, including any consent fees payable in connection with obtaining Existing Credit Agreement Consents; and (d) all costs, fees and expenses related to the D&O Tail.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated May 10, 2019, by and between Parent and Platinum Equity Advisors, LLC, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of June 7, 2018, by and among Parent, GS Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

Sch. 7

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Deleveraging Amount” shall mean (a) the Borrowed Indebtedness; minus (b) the Target Rollover Indebtedness Amount, as adjusted pursuant to Section 2.6(c); minus (c) the Change of Control Offer Funding Amount.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect present or future liability.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Escrow Agent” shall mean CITIBANK, N.A., or such other escrow agent as is mutually agreed upon by Parent and the Seller.

“Estimated Merger Consideration” shall mean an amount equal to: (a) the Base Value; plus (b) the Estimated Company Cash; minus (c) the Estimated Closing Indebtedness Amount; minus (d) the Estimated Company Transaction Costs; minus (e) the Seller R&W Insurance Policy Cost.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Sch. 8

“Existing Credit Agreement Consents” shall mean all necessary consents, amendments or waivers from the requisite lenders and agents under each of the Existing Credit Agreements that are required thereunder in order to permit the consummation of the transactions contemplated by this Agreement, without causing any breach or default under any of the Existing Credit Agreements or accelerating the payments of principal amounts outstanding thereunder.

“Existing Credit Agreements” shall mean: (a) that certain Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Vertiv Group Corporation (formerly named Cortes NP Acquisition Corporation), as borrower, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto; and (b) that certain Revolving Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Vertiv Intermediate Holding II Corporation (formerly named Cortes NP Intermediate Holding II Corporation), Vertiv Group Corporation (formerly named Cortes NP Acquisition Corporation), each of the other borrowers party thereto, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

“Final Merger Consideration” shall mean an amount equal to: (a) the Base Value; plus (b) the Final Company Cash; minus (c) the Final Closing Indebtedness Amount; minus (d) the Final Company Transaction Costs; minus (e) the Seller R&W Insurance Policy Cost.

“Fundamental Representations” shall mean: (a) in the case of the Seller, the representations and warranties contained in Section 3.1(a) (Organization and Qualification); Section 3.2 (Authority Relative to this Agreement); and Section 3.3 (Ownership); (b) in the case of the Company, the representations and warranties contained in the first sentence of Section 4.1 (Organization and Qualification); Section 4.3 (Capitalization of the Company); Section 4.4 (Authority Relative to this Agreement); and Section 4.18 (Brokers; Third Party Expenses); and (c) in the case of Parent, the representations and warranties contained in Section 5.1(a) (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.10 (Business Activities); and Section 5.21 (Brokers).

“Governing Documents” shall mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company operating agreement and certificate of formation.

“Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“GS Sponsor” shall mean GS DC Sponsor I LLC, a Delaware limited liability company.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any Applicable Legal Requirements pertaining to the environment.

Sch. 9

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money including the Borrowed Indebtedness and any premiums, fees and expenses related to the paydown of any Borrowed Indebtedness immediately following the Closing pursuant to Section 7.20; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (g) all other intellectual property rights, proprietary rights, or confidential information and materials.

“intentional fraud” means fraud in the making of a representation or warranty contained in Article III, Article IV or Article V of this Agreement or any “bringdown” or other confirmation with respect to any such representation or warranty, and requires that: (i) a party to this Agreement made a false representation of material fact with respect to a representation or warranty being made by such party; (ii) such party had actual knowledge that such representation was false when made and acted with scienter; (iii) the false representation caused the party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (iv) the party to whom the false representation was made suffered damage by reason of such reliance. The phrase “intentional fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims.

“Investing Managers” means those individuals listed on Schedule 1.2 of the Parent’s Disclosure Letter.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Seller and the Company, the individuals listed on Schedule 1.3 of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Schedule 1.3 of the Parent Disclosure Letter.

Sch. 10

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Management Investment Amount” means the aggregate amount the Investing Managers have agreed to invest in Parent pursuant to the Subscription Agreements entered into by each of them and Parent.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parent Affiliate Arrangements” shall mean those arrangements set forth on Schedule 1.4 of the Parent Disclosure Letter.

“Parent Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate Parent Stockholder Redemption Payments Amount; plus (b) the proceeds paid to Parent upon consummation of the PIPE Investment, as adjusted pursuant to Section 2.6(c).

“Parent Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that does, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of Parent, First Merger Sub or Second Merger Sub to perform their respective obligations under this Agreement or to consummate the Mergers.

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as of June 7, 2018 (the “Parent Charter”), and the Bylaws of Parent (the “Parent Bylaws”) and any other similar organization documents of Parent, as each may be amended, modified or supplemented.

Sch. 11

“Parent Transaction Costs” shall mean all (a) fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including the R&W Insurance Policy Cost in excess of such amounts to be paid by Seller pursuant to this Agreement; and (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Stock and one-third of one Public Warrant.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” shall mean any and all Applicable Legal Requirements, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

“R&W Insurance Policy” shall mean any buyer-side representations and warranties insurance policy with respect to the representations and warranties of the Company, in the name of and for the benefit of Parent.

“R&W Insurance Policy Cost” means the aggregate expenses, including premium, underwriting fees, surplus lines taxes and insurance broker compensation, incurred in connection with the binding and issuance of any R&W Insurance Policy in connection with the entering into of this Agreement and the consummation of the Transactions.

Sch. 12

“Reference Date” shall mean December 1, 2016.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Required Financial Information” shall mean the audited consolidated balance sheets of the Group Companies as of December 31, 2019, and the audited consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows of the Group Companies for the fiscal year ended December 31, 2019, together with the auditor’s report thereon and the related pro forma financial information, that would be required if Parent were filing (x) a general form for registration of securities under Form 10 following the consummation of the Transactions and (y) a registration statement on Form S-3 for the resale of the securities issued in the PIPE Investment following the consummation of the Transactions.

“Restricted Cash” shall mean any cash or cash equivalents classified as restricted cash in accordance with U.S. GAAP, consistent with the Company’s past practice, including: (i) cash deposited as collateral (ii) cash held in trust or in escrow for the benefit of third parties; and (iii) deposits for rent.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that does, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of the Seller to perform their obligations under this Agreement or to consummate the Mergers.

“Seller R&W Insurance Policy Cost” means the lesser of (a) an amount equal to fifty percent (50%) of the R&W Insurance Policy Cost; and (b) $2,500,000.

“Significant Company Subsidiary” shall mean each Company Subsidiary other than those whom, when considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X.

Sch. 13

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Target Rollover Indebtedness Amount” shall mean an aggregate principal amount of Indebtedness outstanding under the Term Loan Credit Agreement included in the Existing Credit Agreements equal to $606,000,000, as adjusted pursuant to Section 2.6(c).

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Testing Price” shall mean with respect to shares of Parent Class A Stock that are required to be issued: (a) as of the Closing Date, the lesser of the average of the high and low trading price of such stock as reported on the NYSE (or the exchange on which the shares of Parent Class A Stock are then listed) on the date immediately preceding the date of this Agreement and the date immediately preceding the Closing Date (or $10 if lower); and (b) after the Closing Date, the average of the high and low trading price of such stock as reported on the NYSE (or the exchange on which the shares of Parent Class A Stock are then listed) on the date immediately preceding the date of the issuance of such stock.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Tax Receivable Agreement, the Stockholders Agreement, the Escrow Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

Sch. 14